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                                                                   EXHIBIT 3.1.1

                          CERTIFICATE OF AMENDMENT OF

                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION


          Central Garden & Pet Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Central Garden & Pet Company resolutions were duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Article FIFTH, Section 1 of the Third Amended and Restated Certificate of Incorporation of this Corporation be amended to read as follows:

                 FIFTH:  Section 1.  Classes and Number of Shares.
                                     ----------------------------

                 The total number of shares of all classes of stock which this corporation shall have authority to issue is 43,001,000 shares which will consist of Preferred Stock and Common Shares. Common Shares will consist of two classes of stock--Common Stock and Class B stock. The classes and the aggregate number of shares of stock of each class which this corporation shall have authority to issue are as follows:

          (i) 40,000,000 shares of Common Stock, $0.01 par value per share (hereinafter the "Common Stock");

          (ii) 3,000,000 shares of Class B Stock, $0.01 par value per share (hereinafter the "Class B Stock");

          (iii) 1,000 shares of Preferred Stock, $0.01 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").
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          SECOND:  That thereafter, pursuant to resolution of its Board of
Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

          THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Central Garden & Pet Company has caused this certificate to be signed by William E. Brown, its Chairman, and attested by Robert B. Jones, its Secretary, this 20th day of February, 1996.

                                  CENTRAL GARDEN & PET COMPANY


                                  By   /s/ William E. Brown
                                      -------------------------------
                                      William E. Brown, Chairman


ATTEST:


By   /s/ Robert B. Jones
    ---------------------------
    Robert B. Jones, Secretary

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